Exhibit 99.1

COST PLUS, INC. POSTPONES ANNOUNCEMENT OF FOURTH QUARTER 2006 EARNINGS RESULTS DUE TO POSSIBLE RESTATEMENT

Oakland, CA – April 12, 2007 — Cost Plus, Inc. (NASDAQ: CPWM) today announced that it will reschedule its fourth quarter 2006 earnings release and conference call in order to complete its review of certain inventory accounting practices that will affect year-end inventory reserve balances and cost of goods sold. The Company will announce the date of its earnings release and conference call at a later date.

“After making significant changes in our accounting organization this past year, we thought it prudent to thoroughly examine our past procedures and practices for year-end reconciliations and adjustments, especially as they related to inventory,” commented Barry Feld, President and CEO. “During the year-end closing process, we discovered discrepancies in certain inventory reconciliations. We are in the process of completing an extensive internal analysis of the discrepancies.”

Mr. Feld continued, “We believe the differences related to the inventory reconciliation could result in a restatement of the financial statements for fiscal years 2002 through 2005 as well as the first three fiscal quarters of 2006. We have concluded that this resulted from human error and have taken immediate corrective action to strengthen internal controls and streamline multiple complex systems to mitigate this risk in the future.”

Restatement

In the course of its annual year-end closing process, the Company became aware of inventory reconciliation issues related to the way it makes certain accruals and adjustments to inventory. Management performed a comprehensive internal review of its inventory accounting practices, including the flow of transaction data between the underlying inventory sub-ledgers and the general ledger, as well as current and historical inventory reconciliation processes. The Company found that errors may have been made in the way it treated reserves and accruals for inventory, which could result in the understatement of the cost of goods sold.

The Company’s management and its Audit Committee have determined that investors should not rely on the Company’s historical financial statements for fiscal years 2002 through 2005 and the first three quarters of fiscal 2006 as a result of the ongoing analysis of the discrepancies. The Company does not expect the cumulative negative impact to net income to exceed $11 million for these periods. The Company does not consider the changes to the historical balance sheets for these items to be material.

As a result of additional review procedures necessitated by the possible restatement, the Company expects it will need additional time to file its fiscal 2006 Annual Report on Form 10-K and plans to file a request for an extension on Form 12b-25 (Notification of Late Filing) with the Securities and Exchange Commission that extends the due date for its Form 10-K to May 4, 2007.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of February 3, 2007, the Company operated 287 stores in 34 states compared to 267 stores in 34 states as of January 28, 2006.

The above statement relating to the cumulative expected reduction of net income of the anticipated restatements is a “forward-looking statement” that is based on current expectations and is subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to completion of the audit of fiscal 2006 financial statements and the possible restatement of the results for the prior periods on a basis that is consistent with the Company’s current expectations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Tom Willardson

Cost Plus, Inc.

(510) 808-9119

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